Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SALARY.COM, INC.

FIRST:   The name of the corporation is Salary.com, Inc. (the “Corporation”).

SECOND:   The registered office of the Corporation in the State of Delaware and New Castle County is 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801.   The name of the registered agent at such address is PHS Corporate Services, Inc.

THIRD:   The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”) and to transact any or all lawful business that is incidental to such purpose.

FOURTH:   The Corporation shall have authority to issue 1,000 shares of common stock with a par value of $0.01 per share.

FIFTH:   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH:   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VI by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

SEVENTH:   The original bylaws of the Corporation shall be adopted by the incorporator.  Thereafter, the directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH:   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

NINTH:  The Corporation expressly elects not to be governed by Section 203 of the DGCL.